Exhibit 10.11

January 8, 2024

Dear Paul Kasowski:

After taking several qualified candidates through our interview process, we feel that you would make an excellent addition to the team. I am pleased to extend to you this official offer of employment for an Executive Vice President position as Chief Compliance & Transformation Officer at AMMO, Inc.

(“AMMO” or the “Company”).

Your employment will be subject to an introductory period of ninety (90) days, during which time you and your supervisor will assess your performance and the appropriateness of your employment with our company. All employment at AMMO is considered “at-will,” meaning either the employer or the employee may terminate the employment relationship at any time and for any lawful reason. The terms of this offer letter, therefore, do not and are not intended to create either an express and/or implied contract of employment with AMMO.

Our objective is for you to start on January 15th, 2024. You will report to Jared Smith, CEO. Your compensation and benefits package will include the following:

●	Annual base rate of $275,000.00 as an FLSA exempt (e.g. salaried) employee.
●	A 90-day review of performance followed by annual reviews thereafter.
●	Employee will be entered into the new Long-Term Incentive (LTI) Stock program upon approval of the program by the Board of Directors. This will consist of 50% Restricted Stock and 50% Stock Options. Employee will receive the following stock incentive - For each quarter Employee works, Employee will earn 15,000 shares of restricted common stock in the Company (the “Shares”). To be entitled to the Shares, the Employee must work the entire quarter excluding the first quarter worked. The first 15,000 Shares will be issued to Employee on April 1st, 2024, and continue until such time the new LTI program is approved and in place.
●	Eligible for an annual bonus of up to 50% of employee base salary ($137,500) dependent on achieving company and personal goals set forth upon employment with the company.
●	Eligible for 1-year severance after completing 90-day performance review successfully. Details are to be outlined in the Severance Agreement document.
●	Medical, Supplemental Medical, Accident, Critical Illness Composite, Dental, Vision, Life Insurance, Voluntary Life, STD and LTD per the company plan (eligible first of the month following thirty days from date of hire).
●	Eligible for the Company 401(k) plan on the first of the month following active employment (3% employer match after 60 days; vesting of matching funds after 1 year).
●	160 hours of PTO. Accrued but unused Time Off shall roll over to the next fiscal year and shall not be “use it or lose it” Time Off
●	Paid holidays provided per Company policy.

This offer of employment is contingent on the successful completion of a background check. While we do not anticipate any concerns with this process, should any findings not meet standards for employment, continuation of your employment will be jeopardized at that time.

On your first day, you will be required to present documents proving your identity and authorization to work in the United States, in order to complete Form I-9. This is a requirement of the Department of Homeland Security.

Additionally, upon your acceptance and completion of hiring paperwork, you will be provided with the Company’s Employee Handbook. This document will provide further information regarding the Company’s policies, procedures, and benefits.

By signing this letter below, you acknowledge receipt and acceptance of our offer. The terms described in this letter replace all prior agreements and/or discussions pertaining to your offer of employment with AMMO.

We look forward to having you as part of the team. If you have any questions, please do not hesitate to contact me.

Sincerely,

Paul Schreiner

VP of Human Resource

AMMO, Incorporated

Acknowledged and Accepted:

/s/ Paul J Kasowski	1/9/2024
Paul J Kasowski	Date

***WE ARE AN AT-WILL, EQUAL OPPORTUNITY EMPLOYER***